EXHIBIT 10.5

Description of Certain Benefits of Members of the Board of Directors and Executive Officers

Delta provides certain flight benefits to members of its Board of Directors and provides certain benefits to its executive officers. Delta reserves the right to change, amend or terminate these programs, consistent with their terms, at any time for any reason for both active and retired directors and employees.

Flight Benefits: As is common in the airline industry, Delta provides complimentary travel and certain Delta Crown Room privileges for members of the Board of Directors; executive officers; the director’s or officer’s spouse, domestic partner or designated companion; the director’s or officer's children and parents; and, to a limited extent, other persons designated by the director or officer. Complimentary travel for such other persons is limited to an aggregate imputed value of $20,000 per year for Delta’s directors, Chief Executive Officer and President, and $15,000 per year for Delta’s executive vice presidents. Delta reimburses the associated taxes on complimentary travel with an imputed value of up to (1) $25,000 per year for directors, the Chief Executive Officer and the President and (2) $20,000 per year for executive vice presidents. Unused portions of the annual allowances described in the previous two sentences accumulate and may be carried into succeeding years. A director who retires from the Board at or after age 52 with at least 10 years of service as a director, at or after age 68 with at least five years of service as a director, or at his or her mandatory retirement date continues to receive these travel benefits during his or her life, except the director does not receive any additional annual allowances following retirement. An executive officer who retires at or after age 52 with at least 10 years of service, or at or after age 62 with five years of service, continues to receive these travel benefits during his or her life, except the officer does not receive any additional annual allowances following retirement.

Executive Life Insurance: Delta provides life insurance coverage of two times base salary to executive officers through an endorsement split dollar program under which Delta owns the policy. Delta reimburses active participants for taxes associated with the program while the endorsement is in effect. After retirement, death benefit coverage continues for an executive officer who retires at or after age 62 with at least ten years of service. If an executive officer retires prior to age 62 or with less than ten years of service, the participant’s death benefit is reduced by 3% for each year of age less than 62 and by 10% for each year of service less than ten years. Insurance coverage ceases for executive officers who terminate employment other than as a result of retirement, approved long-term disability or death.

Executive Physicals: Delta requires executive officers to obtain a comprehensive annual physical examination. Delta pays the cost of this required examination and reimburses active participants for associated taxes, if any.

Financial Planning Services: Executive officers are eligible for reimbursement of up to $15,000 per year for tax preparation, legal and financial planning services under Delta's Financial Planning Program if they so choose.

Home Security Services: Delta reimburses executive officers for installation and monthly monitoring of home security systems if they so choose.

Vacation: Delta’s standard policy regarding personal time off and paid holidays applies to Delta’s executive officers except that they will begin to accrue vacation at the service level currently corresponding to four weeks of vacation.